Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
California Water Service Group:


We consent to incorporation by reference in the registration statements (No. 333-103721) on Form S-3 and (No. 333-60810 and No. 333-127495) on Form S-8 of
California Water Service Group of our reports dated March 9, 2006, with respect to the consolidated balance sheets of California Water Service Group and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005.



/s/ KPMG LLP
Mountain View, California
March 9, 2006